UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities and Exchange Act of 1934

Date of Report (date of earliest event reported): November 11, 2004

PEDIATRIX MEDICAL GROUP, INC.

(Exact Name of Registrant as Specified in Its Charter)

Florida	0-26762	65-0271219

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1301 Concord Terrace
Sunrise, Florida 33323

(Address of principal executive office)

Registrant’s telephone number, including area code (954) 384-0175

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

     On November 11, 2004, Pediatrix Medical Group, Inc. (the “Company”) entered into employment agreements with Roger J. Medel M.D., the Company’s Chief Executive Officer, Joseph M. Calabro, the Company’s President and Chief Operating Officer, Karl B. Wagner, the Company’s Chief Financial Officer and Treasurer, and Thomas W. Hawkins, the Company’s Senior Vice President, General Counsel and Secretary (the “Employment Agreements”). Each of the Employment Agreements has a one year term, other than Dr. Medel’s which has a five year term, subject in all cases to automatic renewals for successive one year terms. Pursuant to their employment agreements, Dr. Medel and Messrs. Calabro, Wagner and Hawkins will receive annual base salaries of $675,000, $450,000, $375,000 and $350,000, respectively, subject to annual review by the Compensation Committee of the Board of Directors, and each is eligible to receive an annual performance bonus in accordance with Compensation Committee approved incentive programs, with a targeted bonus payment of at least 100% of his respective base salary upon the fulfillment of reasonable performance objectives set by the Compensation Committee. Each of the Employment agreements also provide for participation in other fringe benefit plans and the Company’s incentive compensation plans as determined by the Compensation Committee. Under their respective Employment Agreements, Dr. Medel and Mr. Calabro are provided with the use of the Company’s corporate aircraft for personal matters when the aircraft is not being used or needed for business-related matters. The number of hours for such use is limited unless approved in advance by the Compensation Committee.

     Depending upon the basis for termination, each Employment Agreement provides for severance payments of up to 12 months base salary plus, in certain cases, a Pro Rata Bonus (as defined below) and the continuation of specified fringe benefits. However, if an individual is terminated by the Company without cause or if he terminates his employment with “Good Reason” (as defined in each Employment Agreement and which term includes a Change in Control (as defined in each Employment Agreement)), he would be entitled to receive (1) a continuation of his base salary for 24 months, (2) the payment on the first and second anniversaries of his termination (or a lump sum payment if terminated in connection with a Change in Control) of an amount equal to the lesser of (x) his Average Annual Performance Bonus (as defined in each Employment Agreement) and (y) his bonus for the year immediately preceding his termination and (3) with respect to the fiscal year in which termination occurs, a pro rata portion of the bonus that the individual would have received had he not been terminated (such portion, the “Pro Rata Bonus”). Also, certain fringe benefits must be continued for specified periods.

     Furthermore, upon a Change in Control, all unvested stock options, restricted stock and other incentive awards will automatically vest and, in the case of stock options, become immediately exercisable. The Company is also required to increase or “gross up” any amounts payable to a terminated individual if such amount is subject to certain excise taxes under the Internal Revenue Code applicable in connection with a change in control.

     Each of the Employment Agreements provides for customary protections of the Company’s confidential information and intellectual property and that each individual shall not, during his employment term and following his termination for a period of 12 to 30 months

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(depending on the basis for termination), compete with the Company, hire away from or solicit to leave the Company its employees and independent contractors, or interfere in the Company’s relationships with its hospitals, other healthcare facilities, vendors, clients and other third parties.

     The Employment Agreements for Dr. Medel and Mr. Wagner replace prior agreements and contain more restrictive non-competition and other similar provisions. Messrs. Calabro and Hawkins did not have prior existing employment agreements with the Company.

     The Employment Agreements are filed herewith as Exhibits 10.1, 10.2, 10.3 and 10.4 and are hereby incorporated by reference in their entirety.

Item 9.01 Financial Statements and Exhibits.

     (a) Financial Statements of Business Acquired.

                         Not applicable

     (b) Pro Forma Financial Information.

                         Not applicable

     (c) Exhibits

10.1 — Employment Agreement dated November 11, 2004 between Pediatrix Medical Group, Inc. and Roger J. Medel, M.D.

10.2 — Employment Agreement dated November 11, 2004 between Pediatrix Medical Group, Inc. and Joseph M. Calabro

10.3 — Employment Agreement dated November 11, 2004 between Pediatrix Medical Group, Inc. and Karl B. Wagner

10.4 — Employment Agreement dated November 11, 2004 between Pediatrix Medical Group, Inc. and Thomas W. Hawkins

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PEDIATRIX MEDICAL GROUP, INC.
Date: November 12, 2004	By:	/s/ Karl B. Wagner
		Name:	Karl B. Wagner
		Title:	Chief Financial Officer

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Index to Exhibits

Exhibit No.	Exhibit Title

10.1	Employment Agreement dated November 11, 2004 between Pediatrix Medical Group, Inc. and Roger J. Medel, M.D.

10.2	Employment Agreement dated November 11, 2004 between Pediatrix Medical Group, Inc. and Joseph M. Calabro

10.3	Employment Agreement dated November 11, 2004 between Pediatrix Medical Group, Inc. and Karl B. Wagner

10.4	Employment Agreement dated November 11, 2004 between Pediatrix Medical Group, Inc. and Thomas W. Hawkins

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